Exhibit 99.1

Press Release

AuthenTec Elects Robert E. Grady Chairman of the Board

MELBOURNE, Fla., January 25, 2010 – AuthenTec (NASDAQ: AUTH), the world’s leading provider of smart sensors and solutions, today announced that Robert E. “Bob” Grady was elected as Chairman of AuthenTec’s Board of Directors. Grady, 52, has most recently served as AuthenTec’s Lead Independent Director having joined the board in July of 2004.

“We are extremely pleased that Bob has accepted the position of Chairman, allowing me to devote my energies on our transition from a component supplier to a complete security, identity management and touch control solutions company and the tremendous opportunities that represents,” said CEO Scott Moody. “Bob has extensive experience, particularly in M&A and capital markets, and brings a great deal of insight and energy to the AuthenTec Board. We are delighted to have someone of his stature and qualifications working with the Company in this expanded role.”

“I have worked with Scott and his team for many years and have a great deal of respect for the entire team as they established AuthenTec as a market leading private company and then a successful public company,” said Grady. “When Scott approached me about becoming Chairman, I saw it as a great opportunity to help build on that success and offer strategic guidance as he focuses undivided attention on the business and future growth.”

Until recently, Mr. Grady was the Managing Partner and Chairman of Carlyle Venture Partners and a member of The Carlyle Group’s Management Committee. During this time, he also served as the Chairman of the National Venture Capital Association having joined its board in 2002. Since retiring from Carlyle in 2009, Mr. Grady has become a partner at Cheyenne Capital Fund, a private equity firm with $363 million in assets under management, and was also recently appointed as Chairman of New Jersey’s Council of Economic Advisors by newly elected Governor Chris Christie. He also serves on the boards of Maxim Integrated Products (NASDAQ: MXIM) a successful mixed signal semiconductor supplier, and Thomas Weisel Partners Group (NASDAQ: TWPG), a leading investment banking firm, and privately held companies E-Screen, Viator, and Symbio LLC.

Prior to joining Carlyle, Mr. Grady was a Managing Director and member of the Management Committee at Robertson Stephens. At Robertson Stephens, he served as lead investment banker on over 150 public market financings and M&A transactions, and was an active venture capital investor.

Mr. Grady served in the White House from 1989-1993, as Deputy Assistant to President George H.W. Bush and as Executive Associate Director of the Office of Management and Budget (1991-1993) and as Associate Director of OMB for Natural Resources, Energy and Science (1989-1991). He previously served as Chief Speechwriter and Senior Advisor for the successful 1988 Bush/Quayle Presidential Campaign (1988); Director of Communications for New Jersey Governor Thomas H. Kean (1983-1986); and Legislative Assistant and then Chief of Staff to U.S. Congresswoman Millicent Fenwick (1979-1983).

Mr. Grady is an honors graduate of Harvard College and received an M.B.A. from the Stanford Graduate School of Business.

About AuthenTec

AuthenTec brings multiple touch-powered features including navigation, personalization, convenience and security to 50 million PCs and peripherals, cell phones and other products. The Company’s newest generation of smart sensors, software and TrueSuite™ client applications give users secure one-touch access to their favorite websites, online social networks and digital identity. AuthenTec has the broadest product and patent portfolio in the industry today, and helps enable the Power of Touch® for millions of people at home, at work or on the move. For more information, visit www.authentec.com or follow us at twitter.com/authentecnews.

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Media Contact:

Brent Dietz

Director of Communications

AuthenTec

321-308-1320

brent.dietz@authentec.com